Exhibit 1

Media release

29 April 2005

Westpac provides template for 2005 interim profit announcement

Westpac has today released the template for its 2005 interim profit announcement release scheduled for 5 May 2005.

While the overall structure of the profit announcement has changed little from recent periods, there have been some amendments in how data is presented along with some data reclassifications.

To assist in understanding these changes, this release discusses each change. As well, we provide an updated template for the interim profit announcement, which includes comparative data that will appear in our 5 May announcement.

Changes since the 30 September full year results include:

1.               Ceasing to consolidate EPIC Energy (“Epic”). On 14 December 2004 Westpac ceased to be the controlling entity of Epic following the completion of the public offering of 148 million stapled securities in the Hastings Diversified Utilities Fund (HDF). Westpac’s consolidated financial statements contain earnings from Epic for the period of control. The assets and liabilities of Epic formed part of the 30 September 2004 Balance Sheet.

2.               Financial Markets (FM) income disclosure. The table summarising FM income in section 3 of the Profit Announcement has changed slightly, due to changes in the way these businesses are managed.

3.               Changes to the data used to disclose Funds Under Management and Funds Under Administration in BTFG (Australia).

4.               Adjustments to the Average Balance Sheet, which has impacted the calculation of New Zealand and Group spreads.

5.               A change in the tax treatment of revaluations of the cross currency swap hedging the 2004 TPS Hybrid equity instrument.

These details are explained further in the attached release.

Due to certain data reclassifications, minor amendments have been made to some numbers in prior periods. There has also been some adjustments of business unit comparatives.  Updated numbers for prior comparative periods are provided in the attached template.

The new template for the Westpac’s 2005 half year results has also been lodged on the Westpac website at www.westpac.com.au/investorcentre

For Further Information please contact:

David Lording

Media Relations

Ph: 02 9226 3510

Mb: 0419 683 411

WESTPAC BANKING CORPORATION

PROFIT ANNOUNCEMENT PRESENTATION CHANGES & TEMPLATE

31 MARCH 2005

1.                          Ceasing to consolidate Epic Energy

On 2 June 2004, Westpac acquired a 100% interest in a group of companies that owned and operated three strategically placed natural gas transmission pipeline assets (Epic) via a trust structure. The financial results for Epic for the period 2 June to September 30, and the financial position as at 30 September were included in Westpac’s 2004 full year results.

Westpac ceased to be the controlling entity of Epic on 14 December 2004 following the completion of the public offering of 148 million stapled securities in the Hastings Diversified Utilities Fund (HDF). The financial results of Epic for the period 1 October 2004 to 14 December 2004 will be included in the Westpac interim results for the 6 months ended 31 March 2005. Westpac has retained no holding in HDF.

To appropriately compare our interim results with prior periods and to provide an understanding of the impact of Epic on the Group results, Epic’s earnings contribution will be highlighted in the profit announcement. The composition of Epic’s balance sheet will also be detailed in information supporting the statement of financial position.

For the 6 months ended 31 March 2005, Epic contributed $3 million to our Group results.

This comprised:

•      $11 million in operating income

•      $8 million in operating expenses

2.                          Financial Markets income disclosure

We have made changes to the way we present Financial Markets (FM) income in section 3.2 of the profit announcement following a restructure of the Institutional Bank during the half. Previously, FM product income was separated into the categories Foreign exchange, Interest rate and Other. Interest Rate income has been replaced with Capital Markets, which incorporates both interest rate and equity products (previously in Other). Additionally, Corporate Sales have been moved out of the FM business, and revenues from this area are now recognised in Corporate Banking. This treatment more accurately reflects the customer management of these products.

Please refer to the attached profit announcement template for restated comparatives.

2

3.                          BTFG (Australia) Funds Under Management (FUM) and Funds Under Administration (FUA) graph data

Previously we reported FUM and FUA for BTFG (Australia) using data submitted to ASSIRT. The data is generally reported to the market with a time lag of up to six months, therefore reducing its relevance. Additionally, definitions have changed noticeably recently. In order to provide more timely and relevant fund information relating to these key measures we now use internal data for FUM and FUA balances and Fund flows. This provides more up-to-date insight into the current movements for these measures. The data used is ultimately collated by ASSIRT for market share reporting purposes.

Updated data will be disclosed in section 4, BT Financial Group (Australia), in the profit announcement.

4.                          New Zealand spread

There have been changes to the average balance sheet relating to New Zealand deposits. Certain New Zealand deposit products have been reclassified from interest bearing liabilities to non-interest bearing liabilities. This has led to a decrease in average interest bearing deposits and an increase in average non-interest bearing deposits and due to other financial institutions for New Zealand ($363 million for the six months to 31 March 2004 and $885 million for the six months to 30 September 2004). There is no change in total average liabilities.

This reclassification has led to a change in the New Zealand spread and the benefit derived from net non-interest bearing liabilities and equity. There is no impact on margins.

The following table summarises the changes to movements in the average balance sheet and spread and margins for the Group and New Zealand for both of our 2004 half year periods:

	Revised		Reported		Change
	Half year 30	Half year 31	Half year 30	Half year 31	Half year 30	Half year 31
Average Balance Sheet	Sept 04	March 04	Sept 04	March 04	Sept 04	March 04

Interest bearing liabilities (Deposits - New Zealand)	184,603	171,264	185,488	171,627	(885)	(363)
Total non-interest bearing liabilities (Deposits - New Zealand)	35,828	41,720	34,943	41,357	885	363

Group
Net Interest Spread	2.10%	2.10%	2.12%	2.11%	(0.02)%	(0.01)%
Benefit of net non-interest bearing liabilities and equity	0.40%	0.46%	0.38%	0.45%	0.02%	0.01%
Net Interest Margin	2.50%	2.56%	2.50%	2.56%	—	—

New Zealand
Net Interest Spread	2.40%	2.51%	2.54%	2.56%	(0.14)%	(0.05)%
Benefit of net non-interest bearing liabilities and equity	0.52%	0.42%	0.38%	0.37%	0.14%	0.05%
Net Interest Margin	2.92%	2.93%	2.92%	2.93%	—	—

3

5.                          Change in tax treatment for 2004 TPS

In April 2004, Westpac issued a new Hybrid instrument - 2004 TPS. This instrument differed from other Hybrid Equity instruments as the convertible debentures, issued by the NZ branch to a trust, were denominated in USD and treated as debt in Westpac’s New Zealand branch accounts. The debentures qualify as equity in Westpac’s accounts.

To hedge this exposure a cross currency swap was entered into, with revaluations reflected in the Statement of Financial Performance (non-interest income), while the equity instruments are translated at historical rates (i.e. no revaluation).

The different accounting treatment applied across the structure causes a change in reported earnings but has no economic impact on the Group. Accordingly, for the purposes of calculating cash earnings we have reversed the 2004 TPS revaluation from net profit.

In the September 2004 accounts, the swap revaluation was tax-effected, with the after tax amount being reversed in deriving cash earnings. From the March 2005 half the adjustment to cash earnings will be on a pre-tax basis as the tax treatment of both the hedge and the underlying instrument is identical. Prior comparatives have not been restated. For the 6 months ended 31 March 2005, the impact is a charge to non-interest income of $40 million, with $40 million added back to arrive at cash earnings.

Post implementation of International Financial Reporting Standards (IFRS), 2004 TPS are expected to be classified as debt and the revaluation of the debt and the swap will then offset. With a consistent accounting treatment across each element of the structure there will be no earnings impact post IFRS.

4

Australia’s First Bank

Profit Announcement

FOR THE SIX MONTHS ENDED 31 MARCH 2005

Incorporating the requirements of Appendix 4D

TEMPLATE

Westpac Banking Corporation, ABN 33 007 457 141

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Interim Profit Announcement 2005

Revenues from ordinary activities	to

Profit from ordinary activities after tax attributable to equity holders	to

Net profit for the period attributable to equity holders	to

Franked amount per
Dividend Distributions (cents per share)	Amount per security	Security
Interim Dividend

Record date for determining entitlements to the dividend	June 2005 (Sydney)
June 2005 (New York)
June 2005 (NZ Class Shares)

TABLE OF CONTENTS	Interim Profit Announcement 2005

1.	Press Release

2.	Results at a Glance
	2.1	Earnings
	2.2	Summary financial position

3.	Review of Group Operations
	3.1	Summary
	3.2	Review of earnings
	3.3	Credit quality
	3.4	Capital and dividends
	3.5	Regulatory developments
	3.6	Corporate governance and responsibility
	3.7	Outlook

4.	Business Unit Performance
	4.1	Business and Consumer Banking
	4.2	Westpac Institutional Bank
	4.3	New Zealand
	4.4	BT Financial Group (Australia)
	4.5	Pacific Banking
	4.6	Group Business Unit

5.	2005 Interim Financial Information
	5.1	Consolidated statement of financial performance
	5.2	Consolidated statement of financial position
	5.3	Consolidated statement of cash flows
	5.4	Movement in retained profits
	5.5	Notes to 2005 Interim financial information
	5.6	Statement in relation to the review of the financial statements

6.	Other Information
	6.1	Credit ratings and exchange rates
	6.2	Disclosure regarding forward-looking statements
	6.3	Shareholder calendar

7.	Wealth Management Business
	7.1	Total funds management and life insurance business
	7.2	Funds management business
	7.3	Life insurance business
	7.4	Other business
	7.5	Embedded value and value of new business

8.	Segment Result
	8.1	Half year segment result
	8.2	New Zealand business unit performance (A$ equivalents to 4.3)

9.	Earnings Reconciliation
	9.1	Half year earnings reconciliation

10.	Economic Profit

11.	Glossary

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

PRESS RELEASE	Interim Profit Announcement 2005

Outlook

2. RESULTS AT A GLANCE	Interim Profit Announcement 2005

2.1          EARNINGS

Cash earnings is considered a more appropriate measure of financial performance as the reported profit result is adjusted for material items that do not reflect cash flows available to ordinary shareholders, including: amortisation of goodwill and distributions paid on hybrid equity. The cash earnings measure also eliminates the pre-tax impact of the hedge related to our latest hybrid capital instrument, US$525 million Trust Preferred Securities 2004 (2004 TPS(1)) as the instrument itself is not revalued.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		2,416	2,339
Non-interest income(2)		1,716	1,539
Net operating income		4,132	3,878
Operating expenses(2)		(2,015)	(1,925)
Goodwill amortisation		(80)	(84)
Underlying performance		2,037	1,869
Bad and doubtful debts		(207)	(207)
Profit from ordinary activities before income tax		1,830	1,662
Income tax expense		(482)	(431)
Net profit		1,348	1,231
Net profit attributable to outside equity interests(2)		(34)	(6)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)		1,314	1,225
Goodwill amortisation		80	84
Distributions on other equity instruments		(78)	(76)
2004 TPS revaluation(1)		10	—
Cash earnings		1,326	1,233

2.1.1       Key Financial Data

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
	March 05	Sept 04	March 04	Mar 05	Mar 05
Shareholder value
Cash earnings per ordinary share (cents)		71.9	66.7
Earnings per ordinary share (cents)		67.1	62.1
Economic profit ($m)		840	763
Weighted average ordinary shares (millions)		1,842	1,849
Fully franked dividends per ordinary share (cents)		44	42
Dividend payout ratio - cash earnings (%)		61.2	63.0
Net tangible assets per ordinary share ($)		5.47	5.22

Productivity and efficiency
Expense to income ratio (%)		48.8	49.6
Total banking expense to income ratio (%)		47.8	48.7
Full-time equivalent staff (FTE)		27,013	26,755
Income per average FTE ($000’s)		153	146

Business Performance
Net interest spread (%)(3)		2.10	2.10
Net interest margin (%)(3)		2.50	2.56
Average interest earning assets ($m)		202,228	190,689

Notes explained on page 4.

2.2          SUMMARY FINANCIAL POSITION

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 04-	Mar 04-
$m	2005	2004	2004	Mar 05	Mar 05
Assets
Cash		1,800	2,015
Due from other financial institutions		9,538	9,281
Trading and investment securities		13,412	11,266
Loans and acceptances		188,005	174,927
Life insurance assets(2)		12,957	12,316
Other assets		19,367	24,666
Total assets		245,079	234,471
Liabilities
Due to other financial institutions		7,071	4,479
Deposits		146,533	135,949
Debt issues		36,188	35,964
Acceptances		5,534	4,395
Life insurance policy liabilities		10,782	10,336
Loan capital		4,431	4,428
Other liabilities(2)		18,223	23,088
Total liabilities		228,762	218,639
Equity
Equity attributable to equity holders of WBC		14,888	14,420
Outside equity interests(2)		1,429	1,412
Total equity		16,317	15,832

2.2.1       Key Financial Data

				Mov’t	Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
	March 05	Sept 04	March 04	Mar 05	Mar 05
Profitability and capital adequacy
Return on average adjusted ordinary equity		19.7%	18.9%
Cash earnings to average adjusted ordinary equity		21.1%	20.3%
Total capital ratio		9.7%	10.2%
Tier 1 capital ratio		6.9%	7.2%
Adjusted common equity to risk weighted assets (ACE)		4.8%	5.1%
Risk weighted assets ($m)		158,489	148,962
Total committed exposures ($m)		302,654	285,834
Average adjusted ordinary equity ($m)		12,549	12,131
Average total equity ($m)		16,200	15,453
Asset quality
Net impaired assets to equity and general provisions		2.5%	2.2%
Specific provisions to total impaired assets		34.8%	35.7%
General provisions to non-housing loans and acceptances(4)		1.6%	1.7%
General provisions to risk weighted assets		0.9%	1.0%
Total provisions to gross loans and acceptances		0.9%	0.9%
Total bad and doubtful debt charge to average loans and acceptances annualised (basis points)		22	24
Bad debts written off to average gross loans and acceptances (basis points)		16	12

Notes explained on page 4.

Notes to sections 2.1, 2.2 and 3.2

3. REVIEW OF GROUP OPERATIONS	Interim Profit Announcement 2005

3.1          SUMMARY

Overview

3.2          REVIEW OF EARNINGS

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		2,416	2,339
Non-interest income(2)		1,716	1,539
Net operating income		4,132	3,878
Operating expenses(2)		(2,015)	(1,925)
Goodwill amortisation		(80)	(84)
Underlying performance		2,037	1,869
Bad and doubtful debts		(207)	(207)
Profit from ordinary activities before income tax		1,830	1,662
Income tax expense		(482)	(431)
Net profit		1,348	1,231
Net profit attributable to outside equity interests		(34)	(6)
Net profit attributable to equity holders of WBC(2)		1,314	1,225
Goodwill amortisation		80	84
Distributions on other equity instruments		(78)	(76)
2004 TPS revaluation(1)		10	—
Cash earnings		1,326	1,233

Operating income

Net interest income

Non-interest income

Financial Markets

				% Mov’t	% Mov’t
Financial Markets Income	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Product
Foreign exchange		71	53
Capital Markets		71	39
Other		29	48
Total financial markets product income		171	140
Income classification
Net interest income		6	20
Non-interest income		165	120
Trading income		190	138
Dividend income		20	14
Other non-interest income		(45)	(32)
Total financial markets product income		171	140

Operating expenses

Full Time Equivalent (FTE) Staff

				Mov’t	Mov’t
		Sept	March	Sept 04-	Mar 04-
Analysis of movement in FTE staff	March 2005	2004	2004	Mar 05	Mar 05
Permanent staff		25,683	25,321
Temporary staff		1,330	1,434
Total FTE staff		27,013	26,755

Bad debts

Tax expense

3.3          CREDIT QUALITY

3.4          CAPITAL AND DIVIDENDS

3.5          REGULATORY DEVELOPMENTS

3.6          CORPORATE GOVERNANCE AND RESPONSIBILITY

3.7          OUTLOOK

BUSINESS UNIT PERFORMANCE	Interim Profit Announcement 2005

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure. (These results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.

Any internal transfer-pricing framework attributes value between business units. Its primary attributes are:

•              Product groups pay the distribution units an arm’s length fee based on external market benchmarks; and

•              Product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions. All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

				% Mov’t	% Mov’t
Cash earnings	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Business and Consumer Banking		690	647
Westpac Institutional Bank		262	231
New Zealand(1)		214	192
BT Financial Group (Australia)(2)		94	93
Pacific Banking		29	27
Group Business Unit		37	43
Total Group cash earnings		1,326	1,233

Wealth Management(3)
Australia		94	93
New Zealand		14	14
Total Wealth Management		108	107

Total banking cash earnings		1,218	1,126

				Mov’t	Mov’t
Expense to income ratio	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
%	March 05	Sept 04	March 04	Mar 05	Mar 05
Business and Consumer Banking		52.5%	52.3%
Westpac Institutional Bank		46.4%	42.2%
New Zealand(1)		47.6%	48.9%
BT Financial Group (Australia)(2)		61.7%	61.1%
Pacific Banking		38.6%	34.8%
Total Group ratio		48.8%	49.6%

Wealth Management(3)
Funds Management		66.7%	68.1%
Life Insurance		38.8%	32.4%
Total Wealth Management ratio		60.1%	59.5%

Total banking ratio		47.8%	48.7%

(1)          New Zealand comprises our New Zealand retail banking operations and wealth management businesses including Westpac Investment Management, our New Zealand Life business and BT New Zealand. New Zealand results are converted to Australian dollars at the average hedge exchange rate for the year (2005: XXXX; 2004: 1.1115). Refer Section 4.3 for New Zealand segment results in New Zealand dollars.

(2)          BTFG (Australia) represents our Australian wealth management business, including our legacy asset management businesses.

(3)          Includes our New Zealand and Australian wealth management businesses.

4.1          BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for product development, sales and servicing for all retail banking customers and small to medium sized businesses. Core business activities are conducted through a nationwide network of branches, call centres, ATMs, internet banking and mobile sales forces. BCB’s front line staff are responsible for the delivery of sales and service related functions for a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1       Total BCB

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		1,749	1,666
Non-interest income		660	630
Operating income		2,409	2,296
Operating expenses		(1,264)	(1,201)
Core earnings		1,145	1,095
Bad and doubtful debts		(169)	(171)
Operating profit before tax		976	924
Tax and outside equity interests		(286)	(277)
Cash earnings		690	647
Goodwill amortisation		(29)	(29)
Profit on operations		661	618

Economic profit		545	506
Expense to income ratio		52.5%	52.3%

	$bn	$bn	$bn
Deposits		74.7	72.8
Net loans and acceptances		135.2	128.8
Total assets		138.1	131.4

Financial Performance

First Half 2005 - First Half 2004

First Half 2005 - Second Half 2004

4.1.2       CONSUMER DISTRIBUTION

The Consumer Distribution segment comprises sales and service for customers that have a personal relationship with BCB through a range of products including home lending, credit cards, transaction and deposit accounts, personal lending, general insurance and wealth. Sales and servicing activities occur through the nationwide service network, the home loan sales force, internet banking and the wealth distribution sales force.  Income is primarily earned from sales and service commissions received from the product businesses.  The bad debts charge for consumer customers is recognised in the consumer product division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		(32)	(27)
Non-interest income		678	649
Operating income		646	622
Operating expenses		(415)	(392)
Core earnings		231	230
Bad and doubtful debts		—	—
Operating profit before tax		231	230
Tax and outside equity interests		(69)	(68)
Cash earnings		162	162
Goodwill amortisation		(8)	(8)
Profit on operations		154	154

Expense to income ratio		64.2%	63.0%

	$bn	$bn	$bn
Total assets		0.5	0.5

Financial Performance

First Half 2005 - First Half 2004

First Half 2005 - Second Half 2004

4.1.3       CONSUMER PRODUCTS

Consumer Products comprises home lending, credit cards, transaction and deposit accounts, personal loans, and general insurance. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income, causing Consumer Products non-interest income to show a loss. The bad debts charge for these products is recognised in this division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		1,188	1,139
Non-interest income		(537)	(537)
Operating income		651	602
Operating expenses		(230)	(223)
Core earnings		421	379
Bad and doubtful debts		(119)	(153)
Operating profit before tax		302	226
Tax and outside equity interests		(91)	(68)
Cash earnings		211	158
Goodwill amortisation		(9)	(9)
Profit on operations		202	149

Expense to income ratio		35.3%	37.0%

	$bn	$bn	$bn
Deposits		50.4	49.0
Net loans and acceptances		98.8	95.0
Total assets		99.5	95.8

Financial Performance

First Half 2005 - First Half 2004

First Half 2005 - Second Half 2004

4.1.4       CONSUMER CUSTOMERS KEY BUSINESS DRIVERS

4.1.5       BUSINESS DISTRIBUTION

The Business Distribution segment comprises small to medium sized business customers and our rural consumer and business customers. Sales & servicing of these customers occurs though our middle market and small business sales force and service centres and our regional branch network. Products include business lending, deposit and transaction accounts and working capital activities.  Income is primarily earned from sales and service commissions received from the product businesses.  The bad debts charge for business customers is recognised in this division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		58	46
Non-interest income		798	785
Operating income		856	831
Operating expenses		(469)	(441)
Core earnings		387	390
Bad and doubtful debts		(50)	(18)
Operating profit before tax		337	372
Tax and outside equity interests		(95)	(112)
Cash earnings		242	260
Goodwill amortisation		(11)	(11)
Profit on operations		231	249

Expense to income ratio		54.8%	53.1%

	$bn	$bn	$bn
Assets		0.8	0.8

Financial Performance

First Half 2005 - First Half 2004

First Half 2005 - Second Half 2004

4.1.6       BUSINESS PRODUCTS

Business Products includes business lending, deposit and transaction accounts, and working capital activities. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income.  The bad debts charge for business customers is recognised in the business distribution business.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 04-	Mar 04-
$m	March 05	Sept 04	March 04	Mar 05	Mar 05
Net interest income		535	508
Non-interest income		(279)	(267)
Operating income		256	241
Operating expenses		(150)	(145)
Core earnings		106	96
Bad and doubtful debts		—	—
Operating profit before tax		106	96
Tax and outside equity interests		(31)	(29)
Cash earnings		75	67
Goodwill amortisation		(1)	(1)
Profit on operations		74	66

Expense to income ratio		58.6%	60.2%

	$bn	$bn	$bn
Deposits		24.3	23.8
Net loans and acceptances		36.4	33.8
Total assets		37.2	34.3

Financial Performance

First Half 2005 - First Half 2004

First Half 2005 - Second Half 2004

4.1.7        BUSINESS CUSTOMERS KEY BUSINESS DRIVERS

4.2          WESTPAC INSTITUTIONAL BANK

The Institutional Bank meets the financial needs of corporations and institutions either based in, or with interests in Australia and New Zealand. It also provides certain services including the manufacture and origination of structured products to middle market business banking customers in those markets.

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income(1)		230	231
Non-interest income		460	343
Operating income		690	574
Operating expenses		(320)	(242)
Core earnings		370	332
Bad and doubtful debts		3	2
Operating profit before tax		373	334
Tax and outside equity interests(1)		(111)	(103)
Cash earnings		262	231
Goodwill amortisation		(1)	(1)
Profit on operations		261	230

Economic profit		157	136
Expense to income ratio		46.4%	42.2%

	$bn	$bn	$bn
Deposits		13.9	12.3
Net loans and acceptances		25.5	22.6
Total assets		48.8	49.8

Financial Performance

First Half 2005 – First Half 2004

First Half 2005 – Second Half 2004

(1)       We have entered into various tax effective structured finance transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis. Net interest income includes a tax equivalent gross up of $XXX million in the six months to 31 March 2005 ($106 million first half 2004, $116 million second half 2004) relating to tax benefits on structured finance transactions. In the presentation of the Group’s average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer to Section 5, Note 3 Average Balance Sheet and Interest Rates for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

Key Business Drivers

4.3          NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes Westpac Life New Zealand and BTFG New Zealand. The results do not include the earnings of our New Zealand Institutional Bank.

All figures are in New Zealand dollars (NZ$).  (Australian dollars (A$) equivalents are included in Section 8).

NZ$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		459	434
Non-interest income		239	223
Operating income		698	657
Operating expenses		(332)	(321)
Core earnings		366	336
Bad and doubtful debts		(19)	(22)
Operating profit before tax		347	314
Tax and outside equity interests		(110)	(100)
Cash earnings		237	214
Goodwill amortisation		(24)	(24)
Profit on operations		213	190

Economic profit		128	106
Cash earnings A$		214	192
Expense to income ratio		47.6%	48.9%

	$bn	$bn	$bn
Deposits		18.6	18.1
Net loans		28.2	26.7
Total assets		29.8	28.0
Funds under management		2.5	3.4

Financial Performance (NZ$)

First Half 2005 – First Half 2004

First Half 2005 – Second Half 2004

Key Business Drivers

Business Developments

4.4          BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business.  BTFG designs, manufactures and services financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their personal wealth. These products include managed investments (mutual funds), personal and business superannuation (pensions), life insurance, income protection, discount securities broking, margin lending, client portfolio administration (Wrap) platforms and portfolio management and administration of corporate superannuation. Distribution of BTFG products is conducted through our Australian and New Zealand banking distribution businesses and an extensive range of independent financial advisers.

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		29	29
Non-interest income		282	274
Operating income		311	303
Operating expenses		(192)	(185)
Core earnings		119	118
Bad and doubtful debts		—	—
Operating profit before tax		119	118
Tax and outside equity interests		(25)	(25)
Cash earnings		94	93
Goodwill amortisation		(28)	(33)
Profit on operations		66	60

Economic profit		(7)	(11)
Expense to income ratio		61.7%	61.1%

	$bn	$bn	$bn
Total assets		15.0	14.2
Funds under management		38.9	37.4
Funds under administration		21.5	18.1

Financial Performance

First Half 2005 – First Half 2004

First Half 2005 – Second Half 2004

Key Business Drivers

4.5          PACIFIC BANKING

Pacific Banking (PB) provides banking services for retail and business customers throughout the South Pacific Island Nations.  Branches, ATM’s and internet banking channels are used to deliver our core business activities in Fiji, PNG, Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa.  PB’s financial products include home, personal and business lending and savings and investment accounts.

Pacific Banking

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		36	36
Non-interest income		34	33
Operating income		70	69
Operating expenses		(27)	(24)
Core earnings		43	45
Bad and doubtful debts		1	(3)
Operating profit before tax		44	42
Tax and outside equity interests		(15)	(15)
Cash earnings		29	27
Goodwill amortisation		—	—
Profit on operations		29	27

Economic profit		23	22
Expense to income ratio		38.6%	34.8%

	$bn	$bn	$bn
Deposits		1.1	1.0
Total assets		1.2	1.0

Financial Performance

First Half 2005 – First Half 2004

First Half 2005 - Second Half 2004

4.6          GROUP BUSINESS UNIT

This segment comprises:

•             Group items including earnings on surplus capital, accounting entries for certain intragroup transactions that facilitate the presentation of the performance of our operating segments, (notably adjustments for life policyholder income, consolidation of life company managed investment schemes, exchange rate adjustments and hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions and contra charges for equity based remuneration charged to business units; and

•             Group Treasury, which is primarily, focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group as they seek to minimise net interest income volatility and assist net interest income growth.

Group Business Unit

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		(41)	(14)
Non-interest income		65	59
Operating income		24	45
Operating expenses		87	16
Core earnings		111	61
Bad and doubtful debts		(25)	(15)
Operating profit before tax		86	46
Tax and outside equity interests		19	73
Distributions on other equity instruments		(78)	(76)
2004 TPS revaluation		10	—
Cash earnings		37	43
Goodwill amortisation		—	—
Distributions on other equity instruments		78	76
2004 TPS revaluation		(10)	—
Profit on operations		105	119

First Half 2005 – First Half 2004

First Half 2005 – Second Half 2004

5. 2005 INTERIM FINANCIAL INFORMATION	Interim Profit Announcement 2005

INDEX
5.1	Consolidated Statement of Financial Performance
5.2	Consolidated Statement of Financial Position
5.3	Consolidated Statement of Cash Flows
5.4	Movement in Retained Profits
5.5	Notes to 2005 Interim Financial Information
	Note 1.	Basis of Preparation of Interim Financial Information
	Note 2.	Interest Spread and Margin Analysis
	Note 3.	Average Balance Sheet and Interest Rates
	Note 4.	Revenue
	Note 5.	Net Interest Income
	Note 6.	Non-Interest Income
	Note 7.	Non-Interest Income Analysis
	Note 8.	Expense Analysis
	Note 9.	Deferred Expenses
	Note 10.	Income Tax
	Note 11.	Dividends
	Note 12.	Earnings per Ordinary Share
	Note 13.	Loans
	Note 14.	Provisions for Bad and Doubtful Debts
	Note 15.	Impaired Assets
	Note 16.	Movement in Gross Impaired Assets
	Note 17.	Items Past 90 Days but well Secured
	Note 18.	Income on Non-Accrual and Restructured Assets
	Note 19.	Impaired Assets and Provisioning Ratios
	Note 20.	Delinquencies (90 Days Past Due Loans)
	Note 21.	Charge for Bad and Doubtful Debts
	Note 22.	Deposits
	Note 23.	Capital Adequacy
	Note 24.	Derivative Financial Instruments
	Note 25.	Statement of Cash Flows
	Note 26.	Group Investments and Changes in Controlled Entities
	Note 27.	Reconciliation to US GAAP
	Note 28.	Contingent Liabilities and Commitments
	Note 29.	Events Subsequent to Balance Date
5.6	Statement in Relation to the Review of the Financial Statements

Notes to the statements shown in sections 5.1, 5.2 abd 5.3 as required by the Appendix 4D are referenced in the margin of the relevant tables

5.1 CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

$m	Note	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Interest income			6,746	6,193
Interest expense			(4,330)	(3,854)
Net interest income	5		2,416	2,339
Non-interest income	6		1,716	1,539
Net operating income			4,132	3,878
Operating expenses	8		(2,015)	(1,925)
Goodwill amortisation			(80)	(84)
Bad and doubtful debts	21		(207)	(207)
Profit from ordinary activities before income tax expense			1,830	1,662
Income tax expense	10		(482)	(431)
Net profit			1,348	1,231
Net profit attributable to outside equity interests:
Managed investment schemes			(29)	(1)
Other			(5)	(5)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)			1,314	1,225
Foreign currency translation reserve adjustment			142	(153)
Total revenues, expenses and valuation adjustments attributable to equity holders of WBC recognised directly in equity			142	(153)

Total changes in equity other than those resulting from transactions with owners as owners			1,456	1,072

5.2 CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at $m	Note	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Assets
Cash and balances with central banks			1,800	2,015
Due from other financial institutions			9,538	9,281
Trading securities			9,698	8,165
Investment securities			3,714	3,101
Loans	13		182,471	170,532
Acceptances of customers			5,534	4,395
Life insurance assets			12,957	12,316
Regulatory deposits with central banks overseas			523	536
Goodwill			2,394	2,483
Fixed assets(1)			1,445	820
Deferred tax assets			838	873
Other assets			14,167	19,954
Total assets			245,079	234,471
Liabilities
Due to other financial institutions			7,071	4,479
Deposits	22		146,533	135,949
Debt issues			36,188	35,964
Acceptances			5,534	4,395
Current tax liabilities			1	104
Deferred tax liabilities			110	85
Life insurance policy liabilities			10,782	10,336
Provisions			427	420
Other liabilities			17,685	22,479
Total liabilities excluding loan capital			224,331	214,211
Loan capital
Subordinated bonds, notes and debentures			3,885	3,914
Subordinated perpetual notes			546	514
Total loan capital			4,431	4,428
Total liabilities			228,762	218,639
Net assets			16,317	15,832
Equity
Ordinary shares			4,234	4,168
Reserves			(83)	(226)
Retained profits			7,812	7,755
NZ Class shares			453	471
Trust Originated Preferred Securities (TOPrS sm)			—	465
Fixed Interest Resettable Trust Securities (FIRsTS)			655	655
Trust Preferred Securities (TPS 2003)			1,132	1,132
Trust Preferred Securities (TPS 2004)			685	—
Equity attributable to equity holders of WBC			14,888	14,420
Outside equity interests in controlled entities			1,429	1,412
Total equity			16,317	15,832

(1)       Fixed assets include $XXX million in capitalised software costs with an average amortisation period of three years ($377 million as at 30 September 2004 and $328 million as at 31 March 2004).

5.3 CONSOLIDATED STATEMENT OF CASH FLOWS

$m	Note	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Cash flows from operating activities
Interest received			6,722	6,113
Interest paid			(4,244)	(3,685)
Dividends received			20	14
Other non interest income received			2,919	1,729
Operating expenses paid			(1,495)	(2,098)
Net (decrease)/increase in trading securities			(780)	645
Income tax paid excluding life business			(573)	(533)
Life business:
receipts from policyholders and customers			1,604	1,291
interest and other items of similar nature			37	58
dividends received			186	134
payments to policyholders and suppliers			(1,594)	(796)
income tax paid			(61)	(119)
Net cash provided by operating activities	25		2,741	2,753
Cash flows from investing activities
Proceeds from sale of investment securities			62	11
Proceeds from matured investment securities			225	414
Purchase of investment securities			(541)	(114)
Proceeds from securitised loans			105	136
Net (increase)/decrease in:
due from other financial institutions			(339)	(3,147)
loans			(13,863)	(10,642)
life business investment assets			(6)	(55)
regulatory deposits with central banks overseas			68	(142)
other assets			(601)	(1,393)
Purchase of fixed assets			(162)	(122)
Proceeds from disposal of fixed assets			66	24
Proceeds from sale of investments (other)			(20)	42
Controlled entities acquired, net of cash acquired	25		(547)	—
Controlled entities and businesses disposed, net of cash held	25		98	67
Net cash used in investing activities			(15,455)	(14,921)
Cash flows from financing activities
Issue of loan capital			—	500
Redemption of loan capital			(185)	(300)
Proceeds from issue of ordinary shares			67	43
Proceeds from 2004 TPS (net of issue costs $8 m)			685	—
Buyback of ordinary shares			(559)	—
Buyback of NZ Class shares			(18)	—
Redemption of TOPrS			(446)	—
Net increase/(decrease) in:
due to other financial institutions			2,426	756
deposits and public borrowings			12,182	6,269
life business investment liabilities
debt issues			(1,241)	6,419
other liabilities			303	(633)
Payment of distributions and dividends			(702)	(660)
Payment of dividends to outside equity interests			(3)	(3)
Net cash provided by financing activities			12,509	12,391
Net increase/(decrease) in cash and cash equivalents			(205)	223
Effect of exchange rate changes on cash and cash equivalents			(10)	6
Cash and cash equivalents at the beginning of financial period			2,015	1,786
Cash and cash equivalents at the end of the period			1,800	2,015

5.4 MOVEMENT IN RETAINED PROFITS

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Retained profits at the beginning of the financial period		7,755	7,343
Net profit attributable to equity holders of WBC		1,314	1,225
Aggregate of amounts transferred from reserves		(1)	—
Realised gain on redemption of TOPrS		7	—
Total available for appropriation		9,075	8,568
Ordinary dividends provided for or paid		(781)	(737)
Distributions on other equity instruments		(78)	(76)
Deemed dividend - shares bought back		(404)	—
Retained profits at the end of the financial period		7,812	7,755

5.5 NOTES TO 2005 INTERIM FINANCIAL INFORMATION

Note 1. Basis of Preparation of Interim Financial Information

Note 2. Interest Spread and Margin Analysis

%	Half Year March 05	Half Year Sept 04	Half Year March 04
Group
Interest spread on productive assets		2.12	2.12
Impact of impaired loans		(0.02)	(0.02)
Interest spread		2.10	2.10
Benefit of net non-interest bearing liabilities and equity		0.40	0.46
Interest margin		2.50	2.56
Australia
Interest spread on productive assets		2.04	2.05
Impact of impaired loans		(0.01)	(0.01)
Interest spread		2.03	2.04
Benefit of net non-interest bearing liabilities and equity		0.31	0.41
Interest margin		2.34	2.45
New Zealand
Interest spread on productive assets		2.40	2.51
Impact of impaired loans		0.00	0.00
Interest spread		2.40	2.51
Benefit of net non-interest bearing liabilities and equity		0.52	0.42
Interest margin		2.92	2.93
Other Overseas
Interest spread on productive assets		0.79	0.74
Impact of impaired loans		0.01	(0.01)
Interest spread		0.80	0.73
Benefit of net non-interest bearing liabilities and equity		0.21	0.21
Interest margin		1.01	0.94

Interest spread on productive assets is determined after excluding non-accrual loans, other than impaired loans and related interest.

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets net of impaired loans and the average rate paid on all interest bearing liabilities. The benefit of net non-interest bearing liabilities and equity is determined by applying the average rate of interest paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets. The calculations for Australia and New Zealand take into account the interest expense/income of cross border and intragroup borrowing/lending.

Note 3. Average Balance Sheet and Interest Rates

	Half Year 31 March 05			Half Year 30 Sept 04			Half Year 31 March 04
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions
Australia				4,782	148	6.2	3,866	107	5.5
New Zealand				1,566	43	5.5	1,242	31	5.0
Other Overseas				3,233	50	3.1	3,743	51	2.7
Investment & trading securities
Australia				8,057	231	5.7	7,548	212	5.6
New Zealand				1,266	40	6.3	1,102	38	6.9
Other Overseas				2,327	97	8.3	2,465	104	8.4
Regulatory deposits
Other Overseas				536	4	1.5	399	2	1.0
Loans & other receivables
Australia				146,601	5,057	6.9	138,077	4,675	6.8
New Zealand				31,503	1,134	7.2	29,651	1,023	6.9
Other Overseas				1,745	45	5.2	2,021	48	4.8
Impaired loans
Australia				297	—	—	285	3	2.1
New Zealand				53	2	7.5	61	1	3.3
Other Overseas				262	6	4.6	229	1	0.9
Intragroup receivable
Other Overseas				24,494	250	2.0	21,508	202	1.9
Interest earning assets & interest income including intragroup				226,722	7,107	6.3	212,197	6,498	6.1
Intragroup elimination				(24,494)	(250)		(21,508)	(202)
Total interest earning assets and interest income(1)				202,228	6,857	6.8	190,689	6,296	6.6
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits				2,329			820
Life insurance assets				12,677			12,169
Other assets(2)				21,070			26,347
Debt provisions
Australia				(1,356)			(1,264)
New Zealand				(239)			(232)
Other Overseas				(78)			(92)
Total non-interest earning assets				34,403			37,748
Acceptances of customers				4,879			4,124
Total assets				241,510			232,561
Tax equivalent gross-up in interest income
Total reported interest income					6,746			6,193

Tax equivalent benefit of financing transactions					111			103
Total interest income including tax equivalent gross-up					6,857			6,296

(1)       Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $XXX million for six months to 31 March 2005 ($XXX million benefit in interest income and $XXX million benefit in interest expense).  Comparatives include tax equivalent gross up of:  $116 million in the six months to 30 September 2004 ($111 million benefit in net interest income and $5 million benefit in net interest expense); and $106 million in the six months to 31 march 2004 ($103 million benefit in net interest income and $3 million benefit in net interest expense).

(2)       Includes fixed assets, goodwill, other financial markets assets, future income tax benefit and prepaid superannuation contributions.

	Half Year 31 March 05			Half Year 30 Sept 04			Half Year 31 March 04
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities and shareholders’ equity
Interest bearing liabilities
Deposits
Australia				103,395	2,266	4.4	95,751	1,980	4.1
New Zealand				20,847	500	4.8	19,484	420	4.3
Other Overseas				12,467	160	2.6	11,241	143	2.5
Due to other financial institutions
Australia				2,124	37	3.5	1,982	29	2.9
New Zealand				639	20	6.3	398	11	5.5
Other Overseas				2,588	7	0.5	2,082	7	0.7
Loan capital
Australia				4,521	89	3.9	4,490	82	3.7
New Zealand				25	1	8.0	44	2	9.1
Overseas				100	4	8.0	—	—	—
Other interest bearing liabilities(1)
Australia				23,209	994	n/a	21,764	949	n/a
New Zealand				689	128	n/a	178	115	n/a
Other Overseas				13,999	119	n/a	13,850	113	n/a
Intragroup payable
Australia				16,095	182	2.3	12,755	127	2.0
New Zealand				8,399	68	1.6	8,753	75	1.7
Interest bearing liabilities & interest expense including intragroup				209,097	4,575	4.4	192,772	4,053	4.2
Intragroup elimination				(24,494)	(250)		(21,508)	(202)
Total interest bearing liabilities and interest expense				184,603	4,325	4.7	171,264	3,851	4.5
Non-interest bearing liabilities
Deposits and due to other financial institutions
Australia				4,012			3,992
New Zealand				1,837			1,337
Other Overseas				240			271
Life insurance policy liabilities				10,562			10,200
Other liabilities(2)				19,177			25,920
Total non-interest bearing liabilities				35,828			41,720
Acceptances of customers				4,879			4,124
Total liabilities				225,310			217,108
Shareholders’ equity				12,152			11,806
TOPrS				175			465
FIRsTS				655			655
2003 TPS				1,132			1,132
2004 TPS				670			—
Outside equity interests				1,416			1,395
Total equity				16,200			15,453
Total liabilities and equity				241,510			232,561

(1)       Includes the net result of derivatives used for hedging.

(2)       Includes provisions for current and deferred income tax and other financial market liabilities.

Note 4. Revenue

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Revenue from operating activities
Interest income(1)		6,746	6,193
Fees and commissions received(1)		907	835
Proceeds from sale of investment securities		62	11
Wealth management revenue		944	879
Other non-interest income		331	279
Revenue from operating activities		8,990	8,197

Revenue from outside operating activities
Proceeds from sale of fixed assets		66	24
Proceeds from sale of controlled entities and businesses		98	67
Proceeds from sale of other investments		(20)	42
Revenue from outside operating activities		144	133
Total revenue		9,134	8,330

Note 5. Net Interest Income

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Interest income
Loans and other receivables		6,174	5,678
Deposits with other financial institutions		221	181
Investment and trading securities		347	332
Regulatory deposits		4	2
Interest income		6,746	6,193
Interest expense
Current and term deposits		(2,926)	(2,543)
Deposits from other financial institutions		(69)	(51)
Loan capital		(93)	(84)
Debt issues		(469)	(462)
Other(2)		(773)	(714)
Interest expense		(4,330)	(3,854)
Net interest income		2,416	2,339

(1)       In previous years, fees and commissions received were stated gross of related fees and commissions paid under agency arrangements.  During the period ended 31 March 2005, these items have been presented to disclose only revenue received on the Group’s own account. Comparatives have been restated to reflect this change. The impact has been a decrease to revenue of $328 million for the six months ended 30 September 2004, and $334 million for the six months ended 31 March 2004.

(2)       Includes income from hedging derivatives.

Note 6. Non-Interest Income

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Non-interest income
Fees and commissions received(1)		907	835
Proceeds from sale of assets		206	144
Carrying value of assets sold		(180)	(136)
Net life insurance and funds management Income		452	417
Trading income		219	180
Other non-interest income		112	99
Total non-interest income		1,716	1,539

Note 7. Non-Interest Income Analysis

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Fees and commissions
Lending fees		376	355
Transaction fees and commissions received(1)		445	434
Other non-risk fee income		52	39
Service and management fees		34	7
		907	835
Trading income(2)
Foreign exchange		84	99
Trading securities		29	(47)
Other financial instruments		106	128
		219	180
Wealth management income
Life insurance and funds management operating income		452	417
Other income

General insurance commissions and premiums (net of claims paid)		50	42
Dividends received		20	14
Lease rentals		1	2
Hedging of overseas operations		(8)	15
Net profit on sale of fixed assets, controlled entities ‘and other investments		26	8
Other		49	26
		138	107
Non-interest income		1,716	1,539

(1)       In previous years, fees and commissions received were stated gross of related fees and commissions paid under agency arrangements.  During the period ended 31 March 2005, these items have been presented to disclose only revenue received on the Group’s own account. Comparatives have been restated to reflect this change. The impact has been a decrease to revenue of $328 million for the six months ended 30 September 2004, and $334 million for the six months ended 31 March 2004.

(2)       Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

Note 8. Expense Analysis

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Salaries and other staff expenses
Salaries and wages		822	743
Other staff expenses		205	195
Restructuring expenses		13	10
		1,040	948
Equipment and occupancy expenses
Operating lease rentals		119	123
Depreciation and amortisation:
Premises		2	1
Leasehold improvements		17	17
Furniture and equipment		26	26
Technology		32	33
Computer software		47	57
Electricity, water, rates and land tax		3	4
Other equipment and occupancy expenses		56	44
		302	305
Other expenses
Amortisation of deferred expenditure		5	5
Non-lending losses		42	27
Consultancy fees, computer software maintenance and other professional services		192	169
Stationery		34	38
Postage and freight		51	58
Telecommunications costs		11	11
Insurance		8	9
Advertising		36	32
Transaction taxes		2	3
Training		10	13
Travel		30	25
Outsourcing		252	251
Other expenses		—	31
		673	672
Operating expenses		2,015	1,925

Expense/income ratio before amortisation of goodwill		48.8%	49.6%

Note 9. Deferred Expenses

$m	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Capitalised software		377	328
Other deferred expenditure		266	254
Deferred acquisition costs		92	97

Note 10. Income Tax

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Profit from ordinary activities before income tax		1,830	1,662
Prima facie income tax at Australian company tax rate of 30%		549	499
Add/(deduct) tax effect of permanent differences
Rebateable and exempt dividends		(29)	(57)
Goodwill amortisation		24	25
Tax losses and timing differences now tax effected		1	2
Life insurance:
Tax adjustment on policyholders’ earnings(1)		12	11
Adjustment for life business tax rates		(11)	(11)
Other non-assessable items		(207)	(47)
Other non-deductible items		101	4
Adjustment for overseas tax rates		9	12
Prior period adjustments		(24)	(1)
Other items		57	(6)
Total income tax expense attributable to profit from ordinary activities		482	431
Effective tax rate (%)		26.3	25.9

(1)       In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Business, our tax expense for the current half includes a $XXX million tax charge on policyholders’ investment earnings ($18 million second half 2004 and $15 million first half 2004), $XXX million of which is in the prima facie tax expense and the balance of $XXX million shown here.

Note 11. Dividends

	Half Year March 05	Half Year Sept 04	Half Year March 04
Ordinary dividend (cents per share)
Interim (fully franked)(1) - proposed dividend		—	42
Final (fully franked)(1)		44	—
		44	42
Total dividends paid
Ordinary dividends paid ($m)		781	737
		781	737
Ordinary dividend payout ratio(2)		65.6%	67.6%
Ordinary dividend payout ratio - cash earnings		61.2%	63.0%

Distributions on other equity instruments
TOPrS, FIRsTS and TPS distributions provided for or paid ($m)		78	76
Total distributions on other equity instruments		78	76

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand (excluding New Zealand Class shares). The last date for receipt of election notices for the dividend reinvestment plan is XX June 2005.

Note 12. Earnings per Ordinary Share

	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Earnings per ordinary share (cents)(3)
Basic		67.1	62.1
Fully diluted(4)		66.1	62.0
Cash earnings per ordinary share (cents)		71.9	66.7
Weighted average number of fully paid ordinary shares (millions) - Basic		1,842	1,849
Weighted average number of fully paid ordinary shares (millions) - Dilutive		1,933	1,853

Reconciliation of ordinary shares and NZ Class shares on issue (millions)(3)
Number of ordinary shares and NZ Class shares on issue at 1 October 2004					1,831
Number of shares issued on exercise of options and performance share rights
Number of shares issued under the Dividend Reinvestment Plan (DRP)
Number of shares issued under the Employee Share Plan (ESP)
Number of ordinary shares and New Zealand Class shares on issue at 31 March 2005

(1)       The interim and final dividends for the New Zealand Class shares are fully imputed.

(2)       Ordinary dividend per share divided by basic earnings per ordinary share.

(3)       Ordinary shares comprise Westpac ordinary shares and New Zealand Class shares.

(4)       Fully diluted earnings per share are calculated after adjusting for options, performance share rights, FIRsTS and 2004 TPS in accordance with Australian Accounting Standard AASB 1027 Earnings Per Share.

Note 13. Loans

As at $m	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Australia
Overdrafts		3,279	3,136
Credit card outstandings		5,190	5,025
Overnight and call money market loans		78	136
Own acceptances discounted		10,172	10,753
Term loans:
Housing - Owner occupied and Investment		77,176	74,166
Housing - Line of credit		12,273	11,031
Total housing		89,449	85,197
Non-housing		32,515	28,578
Finance leases		4,133	3,651
Margin lending		1,785	1,676
Other		2,118	1,818
Total - Australia		148,719	139,970
New Zealand
Overdrafts		979	967
Credit card outstandings		846	774
Overnight and call money market loans		1,111	943
Term loans:
Housing		17,586	15,187
Non-housing		8,953	8,008
Redeemable preference share finance		3,276	3,209
Other		630	1,079
Total - New Zealand		33,381	30,167
Other Overseas
Overdrafts		138	148
Term loans:
Housing		494	421
Non-housing		1,450	1,455
Finance leases		10	10
Other		3	3
Total - Other Overseas		2,095	2,037
Total loans		184,195	172,174
Provisions for bad and doubtful debts		(1,724)	(1,642)
Total net loans		182,471	170,532
Securitised loans		2,244	2,597

Note 14. Provisions for Bad and Doubtful Debts

$m	Half Year March 05	Half Year Sept 04	Half Year March 04
General provision
Balance at beginning of period		1,432	1,393
Charge to net profit		207	207
Transfer (to)/from specific provisions		(58)	(73)
Recoveries of debts previously written off		38	35
Write-offs		(146)	(128)
Exchange rate and other adjustments		14	(2)
Balance at period end		1,487	1,432
Specific provisions
Balance at beginning of period		210	161
Transfer from/(to) general provision comprising:
New specific provisions		87	87
Specific provisions no longer required		(29)	(14)
		58	73
Write-offs(1)		(38)	(12)
Exchange rate and other adjustments		7	(12)
Balance at period end		237	210
Total provisions for bad and doubtful debts		1,724	1,642

(1) Write-offs from specific provisions comprised:

Business and Consumer Banking	(12)	(7)
Westpac Institutional Bank	(25)	(3)
New Zealand Banking and Pacific Banking	(1)	(2)
	(38)	(12)

Note 15. Impaired Assets

As at	31 March 2005 Specific			30 Sept 2004 Specific			31 March 2004 Specific
$m	Gross	Prov’n	Net	Gross	Prov’n	Net	Gross	Prov’n	Net
Non-accrual assets
Australia				314	(150)	164	211	(102)	109
New Zealand				55	(7)	48	57	(6)	51
Other Overseas				141	(37)	104	157	(60)	97
Total				510	(194)	316	425	(168)	257
Restructured assets
Australia				62	(33)	29	61	(33)	28
Other Overseas				109	(10)	99	103	(9)	94
Total				171	(43)	128	164	(42)	122
Total impaired assets				681	(237)	444	589	(210)	379

Non-accrual loans with provisions and:
No performance
Australia				128	(124)	4	138	(89)	49
New Zealand				7	(1)	6	9	(1)	8
Other Overseas				118	(37)	81	135	(56)	79
				253	(162)	91	282	(146)	136
Partial performance
Australia				120	(11)	109	—	—	—
New Zealand				5	(2)	3	20	(3)	17
Other Overseas				1	—	1	1	—	1
				126	(13)	113	21	(3)	18
Full performance
Australia				29	(14)	15	31	(13)	18
New Zealand				25	(5)	20	9	(2)	7
Other Overseas				—	—	—	11	(4)	7
				54	(19)	35	51	(19)	32
Non-accrual loans without provisions and:
No performance
Australia				36	—	36	41	—	41
New Zealand				5	—	5	6	—	6
Other Overseas				16	—	16	6	—	6
				57	—	57	53	—	53
Partial performance
Australia				—	—	—	—	—	—
New Zealand				9	—	9	7	—	7
Other Overseas				—	—	—	—	—	—
				9	—	9	7	—	7
Full performance
Australia				1	—	1	1	—	1
New Zealand				4	—	4	6	—	6
Other Overseas				6	—	6	4	—	4
				11	—	11	11	—	11

Total non-accrual loans				510	(194)	316	425	(168)	257

Note 16. Movement in Gross Impaired Assets

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Balance at beginning of period		589	612
New and increased		267	141
Written off		(39)	(12)
Returned to performing or repaid		(137)	(123)
Exchange rate and other adjustments		1	(29)
Balance at period end		681	589

Note 17. Items Past 90 Days but well Secured

As at $m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Sep 04
Australia
Housing products		68	66
Other products		145	91
Total Australia		213	157
New Zealand
Housing products		20	29
Other products		9	1
Other Overseas		30	27
Total Overseas		59	57
Total		272	214

Note 18. Income on Non-Accrual and Restructured Assets

$m	Half Year March 05		Half Year Sept 04		Half Year March 04
Interest received on non-accrual and restructured assets			8		5
Estimated interest forgone on non-accrual and restructured assets			15		11
Interest yield on average non-accrual and restructured assets (annualised)			2.5%		1.7%

Note 19. Impaired Assets and Provisioning Ratios

As at %	31 March 2005		30 Sept 2004		31 March 2004
Total impaired assets to gross loans and acceptances			0.4		0.3
Net impaired assets to equity and general provisions			2.5		2.2
Specific provisions to total impaired assets			34.8		35.7
General provisions to non-housing loans and acceptances(1)			1.6		1.7
Total provisions to gross loans and acceptances			0.9		0.9
Total impaired assets to equity and total provisions			3.8		3.4

Note 20. Delinquencies (90 Days Past Due Loans)

As at %	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Mortgages		0.16%	0.18%
Other Personal Lending		0.96%	1.11%
Total Personal Lending		0.22%	0.25%
Australian Business Banking Portfolio(2)		0.75%	0.57%

(1)       Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(2)       Three month moving average.

Note 21. Charge for Bad and Doubtful Debts

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
General provision:
Recoveries of debts previously written off
Business and Consumer Banking		(29)	(25)
Westpac Institutional Bank		—	(4)
New Zealand Banking and Pacific Banking		(9)	(6)
		(38)	(35)
Write-offs
Business and Consumer Banking		124	112
Westpac Institutional Bank		3	—
New Zealand Banking and Pacific Banking		19	16
		146	128

Dynamic provisioning charge		41	41
Transfer to specific provisions		58	73
Charge for bad and doubtful debts		207	207

Specific provisions:
New provisions
Business and Consumer Banking		55	27
Westpac Institutional Bank		23	56
New Zealand Banking and Pacific Banking		9	4
		87	87
No longer required
Business and Consumer Banking		(5)	(9)
Westpac Institutional Bank		(17)	(1)
New Zealand Banking and Pacific Banking		(7)	(4)
		(29)	(14)
Transfer from/(to) general provisions		58	73
Bad and doubtful debts charge to average loans and acceptances annualised (basis points)		22	24

Note 22. Deposits

As at $m	31 March 2005	30 Sept 2004	31 March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Deposits
Australia
Non-interest bearing		3,632	3,629
Certificates of deposit		28,747	23,047
Other interest bearing:
At call		53,932	52,585
Term		24,209	22,663
Total deposits in Australia		110,520	101,924
New Zealand
Non-interest bearing		1,795	1,655
Certificates of deposit		3,099	2,574
Other interest bearing:
At call		8,870	8,377
Term		9,933	8,423
Total deposits in New Zealand		23,697	21,029
Other Overseas
Non-interest bearing		306	231
Certificates of deposit		2,372	3,426
Other interest bearing:
At call		619	568
Term		9,019	8,771
Total deposits Other Overseas		12,316	12,996
Total deposits		146,533	135,949

Note 23. Capital Adequacy

As at $m	31 March 2005	30 Sept 2004	31 March 2004
Tier 1 capital
Total equity		16,317	15,832
Outside equity interests in managed investment schemes		(1,408)	(1,355)
Hybrid capital in excess of Tier 1 limit		(95)	—
Dividends provided for capital adequacy purposes		(805)	(777)
Goodwill (excluding funds management entities)		(1,259)	(1,227)
Net future income tax benefit		(280)	(372)
Estimated reinvestment under dividend reinvestment plan(1)		145	143
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities		(1,405)	(1,446)
Equity in captive lenders mortgage insurance entities		(62)	(53)
Equity in entities not operating in the field of finance		—	(89)
Capitalised expenditure(2)		(269)	—
Total Tier 1 capital		10,879	10,656
Tier 2 capital
Hybrid capital in excess of Tier 1 limit		95	—
Subordinated undated capital notes		546	514
General provision for bad and doubtful debts		1,487	1,432
Future income tax benefit related to general provision		(447)	(402)
Eligible subordinated bonds, notes and debentures		3,865	3,894
Total Tier 2 capital		5,546	5,438
Tier 1 and Tier 2 capital		16,425	16,094
Deductions
Capital in life and general insurance, funds management and securitisation activities		(829)	(842)
Capital in controlled commercial operations(3)		(297)	—
Net qualifying capital		15,299	15,252
Risk weighted assets		158,489	148,962
Tier 1 capital ratio		6.9%	7.2%
Tier 2 capital ratio		3.5%	3.7%
Deductions		(0.7)%	(0.6)%
Total capital ratio		9.7%	10.2%

As at $m	31 March 2005	30 Sept 2004	31 March 2004
Adjusted common equity(4)
Total Tier 1 capital		10,879	10,656
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)		(2,377)	(2,252)
Less: Other deductions in relation to non-consolidated subsidiaries(5)		(1,126)	(842)
Add: Capitalised expenditure		269	—
Adjusted common equity		7,645	7,562
Risk weighted assets		158,489	148,962
Adjusted common equity to risk weighted assets		4.8%	5.1%

(1)       This amount is derived from reinvestment experience of our dividend reinvestment plan.

(2)       Capital expenses are deducted in accordance with APRA guidelines that designate certain capitalised expenses as intangible assets from 1 July 2004.

(3)       Represented our interest in Epic which was acquired on 2 June 2004 and deconsolidated on 14 December 2004.

(4)       Westpac does not currently deduct capitalised expenses from its ACE capital as this newly introduced Tier 1 capital deduction does not impact the substance of its capital strength. The alternative would be to apply the deduction while at the same time reducing our target ACE range by the equivalent amount. Given the uncertain impact from both Basel II and IFRS on the determination of capital ratios, Westpac has elected to leave both the calculation of ACE and the target range unchanged until we have a more complete understanding of all the changes likely to impact capital over the next few years.

(5)       Capital relating to non-banking subsidiaries.

Note 24. Derivative Financial Instruments

As at 31 March 2005 $bn				Notional amount(1)	Regulatory credit equivalent(2)	Positive mark- to-market (replacement cost)(3)	Negative mark-to- market(4)
Derivatives outstanding
Interest rate
Futures
Forwards
Swaps
Purchased options
Sold options
Foreign exchange
Forwards
Swaps
Purchased options
Sold options
Commodities
Equities and credit
Total derivatives
Total derivatives include the following derivatives used for hedging
Interest Rate
Futures
Swaps
Purchased options
Foreign exchange
Forwards
Swaps
Total hedging derivatives outstanding
Total gross derivatives
Less: netting benefit
Net derivatives
As at 30 September 2004				949.1	11.8	3.3	4.2
As at 31 March 2004				973.6	17.3	7.5	8.7

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms.

As at 31 March 2005 $bn	Less than 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	Total
Interest rate
Swaps

Foreign exchange
Forwards
Swaps
Purchased options
Commodities
Equities and credit
Total derivatives

(1)       Notional amount refers to the face value or the amount upon which cash flows are calculated.

(2)       Regulatory credit equivalent using Australian Prudential Regulation Authority guidelines for capital adequacy requirements.

(3)       Positive mark-to-market or replacement cost is the cost payable of replacing all transactions in a gain position. This measure is the industry standard for the calculation of current credit risk.

(4)       Negative mark-to-market represents the cost payable to our counterparties of replacing all transactions in a loss position.

Daily Value at Risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include liquidity, commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets (including capital markets underwriting) value at risk for the last three half years.

$m	High	Low	Average
Half year ended 31 March 2005
Half year ended 30 September 2004	9.1	2.8	5.5
Half year ended 31 March 2004	12.5	3.7	7.6

$m	Average for the Half year ended 31 March 2005	Average for the Half year ended 30 Sept 04	Average for the Half year ended 31 March 2004
Interest rate risk		3.2	6.0
Foreign exchange risk		1.1	2.7
Volatility risk		0.6	1.2
Other market risk		2.4	1.8
Diversification benefit		(1.8)	(4.1)
Net derivatives		5.5	7.6

Note 25. Statement of Cash Flows

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05

Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of WBC
Net profit attributable to equity holders of WBC		1,314	1,225
Adjustments:
Outside equity interests		34	6
Depreciation and goodwill amortisation		209	218
Increase in sundry provisions and other non-cash items		2,424	729
Bad and doubtful debts		169	172
(Increase)/decrease in other financial market asset and liabilities		(690)	(77)
(Increase)/decrease in trading securities		(780)	645
(Increase)/decrease in accrued interest receivable		18	(113)
(Decrease)/increase in accrued interest payable		86	169
Decrease/(increase) in provision for income tax		(103)	(206)
Decrease/(increase) in provision for deferred tax liabilities		25	(161)
(Increase)/decrease in provision for deferred tax assets		35	146
Net cash provided by operating activities		2,741	2,753

Details of assets and liabilities of controlled entities and businesses acquired follow:
Fixed assets		645	—
Other assets		15	—
Other liabilities		(108)	—
Provisions		(5)	—
Fair value of entities and businesses acquired		547	—
		547	—
Cash paid and acquisition costs		(576)	—
Cash acquired		29	—
Cash consideration (net of cash acquired)		(547)	—

Details of assets and liabilities of controlled entities and businesses disposed of follow:
Other investments		158	—
Fixed assets		—	—
Other assets		(31)	78
Provisions and other liabilities		—	—
Borrowings		—	—
Minority interests		(33)	(13)
Net assets of entities and businesses disposed		94	65
Gain on disposal		4	2
Cash consideration (net of sale costs)		98	67

Note 26. Group Investments and Changes in Controlled Entities

Country where Business is Carried on	Beneficial Interest %	Carrying Amount $m	Nature of Business

Note 27. Reconciliation to US GAAP

$m	Half Year March 05	Half Year March 05	Half Year Sept 04	Half Year March 04
	US $(1)	A$	A$	A$
Statement of income
Net profit as reported under Australian GAAP			1,314	1,225
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites			22	42
Amortisation of goodwill			80	84
Goodwill fair value adjustments			56	(9)
Related income tax credit			(17)	3
Superannuation (pension) expense			12	17
Related income tax expense			(4)	(5)
Wealth management			(14)	(10)
Related income tax credit			4	3
Write-down of available-for-sale securities			(16)	—
Employee share option compensation (under APB25)			—	(4)
Employee share option compensation (under SFAS 123)			(18)	(16)
Employee share plan compensation (under SOP 93-6)			(18)	—
Other debt instruments - interest			14	—
Other debt instruments - foreign exchange gain			(85)	(76)
Amortisation of issue costs on other debt instruments			4	(4)
Initial adoption of FIN 46R			(1)	6
Deconsolidation of trust preferred structures (under FIN 46R)			(41)	188
Other non-financial assets			14	20
Related income tax credit/(expense)			4	2
Software capitalisation			(3)	3
Related income tax expense			1	(1)
Derivative instruments (under SFAS 133)			101	(106)
Related income tax credit			(24)	26
Restructuring costs			(1)	(1)
Related income tax credit			1	—
Net income according to US GAAP			1,385	1,387
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Foreign currency translation			142	(153)
Other debt instruments - FCTR adjustment			(113)	58
Unrealised net gain on available-for-sale securities			70	—
Reclassification adjustment for losses on investment securities now included in net income			—	—
Total comprehensive income according to US GAAP			1,484	1,292
Equity attributed to equity holders of WBC as reported under Australian GAAP			14,888	14,420
Adjustments:
Premises and sites			(114)	(136)
Goodwill			348	229
Superannuation (pension) asset			206	198
Wealth management assets (net of tax)			(69)	(59)
Available-for-sale securities			102	106
Other equity instruments			—	—
Other debt instruments			(2,519)	(2,274)
Deconsolidation of trust preferred structures (under FIN 46R)			142	210
Other non-financial assets			(8)	(26)
Capitalised software			(18)	(16)
Derivative instruments (under SFAS 133)			(20)	(97)
Restructuring provisions			(10)	(10)
Equity attributable to equity holders according to US GAAP			12,928	12,545

Note explained on page 75.

(1)       Australian dollar amounts have been translated into United States dollars solely for the convenience of the reader at the rate of A$1.00 = US$XXX, the noon buying rate for cable transfers on 31 March 2005, as published by the Federal Reserve Bank of New York.

Note 28. Contingent Liabilities and Commitments

Note 29. Events Subsequent to Balance Date

5.6                               STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

OTHER INFORMATION	Interim Profit Announcement 2005

6.1          CREDIT RATINGS AND EXCHANGE RATES

Rating agency					Long term	Short term
Fitch Ratings
Moody’s Investor Services
Standard & Poor’s

Six months to/as at	31 March 2005		30 Sept 2004		31 March 2004
Currency	Average	Spot	Average	Spot	Average	Spot
USD			0.7123	0.7147	0.7399	0.7590
GBP			0.3926	0.3971	0.4180	0.4138
NZD			1.1111	1.0685	1.1403	1.1450

6.2          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

6.3          SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	June 2005
Record date for final dividend (Sydney)	June 2005	5.00pm (Sydney time)
Record date for final dividend (New York)(1)	June 2005	5.00pm (New York time)
Record date for final dividend (New Zealand)(2),(3)	June 2005	5.00pm (New Zealand time)
Dividend payment date	July 2005

Share Registries
Australia and New Zealand - Westpac Ordinary Shares	New Zealand - NZ Class shares
ASX Perpetual Registrars Limited	Computershare Investor Services Ltd
Level 8, 580 George Street	Level 2, 159 Hurstmere Road
Sydney NSW 2000	Takapuna North Shore City Auckland

New York - American Depositary Receipts	Tokyo
JP Morgan Chase Bank	The Mitsubishi Trust & Banking Corporation
4 New York Plaza	1-7-7, Nishi-Ikebukuro
13th Floor	Toshima-ku
New York NY 10004 USA	Tokyo 171-8508 Japan

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 9226 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 9226 4008

Richard Willcock

Group Secretary and General Counsel

XX May 2005

(1)  Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

(2)  Dividends payable to holders of ordinary shares on the New Zealand register will be converted to local currency at the ruling buying rate for telegraphic transfers at 11:00am on XX July 2005.

(3)  New Zealand date applies to holders of New Zealand Class shares only. New Zealand residents holding Westpac ordinary shares should note Australian dates.

7. WEALTH MANAGEMENT BUSINESS	Interim Profit Announcement 2005

Westpac’s total wealth management business comprises our Australian wealth management business, BTFG (Australia) (details included in section 4.4) and our New Zealand wealth management business (details included in section 4.3). This combined view has been provided to help understand the contribution of our wealth management business to the overall Group result and does not reflect the way in which we manage our wealth operations.

The following results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business area reflecting the management of our business, rather than its legal structure. Consequently, these results cannot be compared directly to public disclosure of the performance of individual legal entities.

7.1          TOTAL FUNDS MANAGEMENT AND LIFE INSURANCE BUSINESS

The performance of our wealth management business is summarised below by its three main segments:

Funds Management, Life Insurance and Other, and on a geographical basis where significant.

Profit on Operations $m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Funds Management		73	63
Life Insurance
Australia		22	25
New Zealand		9	10
		31	35
Total Funds Management and Life Insurance		104	98
Other(1)		(26)	(26)
Total profit on operations		78	72

The following table shows the consolidated results for our Australian and New Zealand Funds Management, Life Insurance and Other businesses.

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		32	32
Non-interest income		301	299
Operating income		333	331
Non interest expenses		(200)	(197)
Core earnings		133	134
Bad debts		—	—
Operating profit before tax		133	134
Tax and outside equity interests		(25)	(27)
Cash earnings		108	107
Goodwill amortisation		(30)	(35)
Profit on operations		78	72
Economic profit		—	(3)
Expense to income ratio		60.1%	59.5%

(1) Other business includes earnings on capital and other investments and amortisation of goodwill on acquired businesses.

Operating income can be reconciled to the net life insurance and funds management income as disclosed in Section 5.5 Note 6, Non-Interest Income, and Note 7, Non-Interest Income Analysis, as follows:

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Operating income (from previous page)		333	331
Net interest income		(32)	(32)
Commission expense		11	12
Policy holders tax recoveries		18	15
Transfer pricing - cost of distribution		37	33
Intercompany consolidation eliminations		86	59
New Zealand commission expense		(1)	(1)
Total non-interest wealth management income		452	417

7.2          FUNDS MANAGEMENT BUSINESS

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending and discount broking. This section covers the Australian (detailed included in section 4.4 (and New Zealand (details included in section 4.3) businesses.

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		37	38
Non-interest income		293	284
Gross operating income		330	322
Commission expense		(69)	(65)
Operating income		261	257
Operating expenses		(174)	(175)
Operating profit before tax		87	82
Tax and outside equity interests		(13)	(17)
Cash earnings		74	65
Goodwill amortisation		(1)	(2)
Profit on operations		73	63
Expense to income ratio		66.7%	68.1%

Movement of funds under management (FUM)

Retail FUM in the table below includes all general investment products, Personal Portfolio Services (now closed to new business), Corporate Superannuation,   Business Superannuation and Mezzanine funds. It excludes the Westpac Guaranteed Income Plan. Personal Portfolio Services has been replaced by the platform product Portfolio Wrap which is included in funds under administration (FUA) in the table below.

$bn	FUM Sept 2004	Sales	Redns	Net Flows	Other mov’t³	FUM March 2005	FUM March 2004	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Retail	27.7						27.2
Wholesale	11.2						10.2
Australia	38.9						37.4
New Zealand(1)	2.3						3.0
FUM	41.2						40.4
FUM and FUA(2)	62.7						58.5

(1)       Westpac New Zealand and BT New Zealand.

(2)       Includes Wrap and Governance Advisory Services.

(3)       Other movement’ primarily reflects the impact of market movements on underlying FUM.

7.3          LIFE INSURANCE BUSINESS (EXCLUDES GENERAL INSURANCE)

The Life Insurance business result has been determined on a Margin on Service basis. This section covers the Australian business (details included at section 4.4) and New Zealand business (earnings included in the New Zealand segment at section 4.3).

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		—	—
Non-interest Income		93	101
Gross operating income		93	101
Commission expense		(26)	(33)
Operating Income		67	68
Operating expenses		(26)	(22)
Operating profit before tax		41	46
Tax and outside equity interests		(10)	(11)
Cash earnings		31	35
Goodwill amortisation		—	—
Profit on operations		31	35
Expense to income ratio		38.8%	32.4%

Movement in in-force premium for risk business

$m	In-force Sept 2004	Sales	Lapses	Net Inflows	Other mov’t(1)	In-force March 2005	In-force March 2004	% Mov’t Sept 04- Mar 05
Australia	225.5						214.7
New Zealand	39.2						39.1
Total in-force premiums	264.7						253.8

(1)       Includes movement in in-force premiums due to CPI increases and customer re-rating.

7.4          OTHER BUSINESS

Other includes earnings on capital and other instruments and amortisation of goodwill on acquired businesses.

$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		(5)	(6)
Non-interest Income		10	12
Gross operating income		5	6
Commission expense		—	—
Operating income		5	6
Operating expenses		—	—
Operating profit before tax		5	6
Tax and outside equity interests		(2)	1
Cash earnings		3	7
Goodwill amortisation		(29)	(33)
Profit on operations		(26)	(26)

7.5          EMBEDDED VALUE AND VALUE OF NEW BUSINESS

The following table shows the embedded value and value of new business for the funds management and life insurance businesses, excluding discount broking.

The embedded value and value of new business have been calculated using assumptions consistent with the best estimate assumptions used in calculating Margin on Services policy liabilities at 31 March 2005. The risk discount rate used was the yield on 10-year government bonds plus a margin of 5.5% for business in Westpac Life and the yield on 10-year government bonds plus 6.5% for other business.

As at 31 March 2005	A$ million
Net assets(1)
Value of in-force business
Embedded value(2)

Change in embedded value since 30 September 2004

Analysis of movement since 30 September 2004
Expected growth(3)
New business
Experience
Change in embedded value from business activity
Assumptions
Capital movements and dividends paid
Change in embedded value

Value of New Business(2)

Six months to 31 March 2005	A$ million
New business written in period
Total

The value of new business is based on the value of actual sales for the 6 months ended 31 March 2005.

(1)       Net assets represents shareholders net tangible assets and exclude any goodwill component.

(2)       As noted in the 30 September 2004 report, the full value of the acquisition synergies have been recognised in the embedded value and the value of new business.

(3)       The embedded value is expected to grow at the risk discount rate for the value of in force business and the expected net earning rate for the net assets.

Sensitivities

The following table shows the change in embedded value and value of new business from various changes in experience.

Change in value as at 31 March 2005 (A$ million)	Embedded value	Value of new business
1% pa increase in discount rates
1% pa reduction in redemption and lapse rates
10% reduction in expenses
10% reduction in claims
1% pa increase in investment returns

8. EGMENT RESULT	Interim Profit Announcement 2005

8.1          HALF YEAR SEGMENT RESULT

6 months to 31 March 2005

$m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income
Non-interest income
Net operating income
Operating expenses
Goodwill amortisation
Bad and doubtful debts
Profit from ordinary activities before income tax expense
Income tax expense
Net profit
Net profit attributable to outside equity interests
Net profit attributable to equity holders of WBC
Goodwill amortisation
Distributions on other equity instruments
2004 TPS revaluation
Cash earnings
Cash earnings (cents) per ordinary share

(1)       New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (XXXX for 2005). This rate is not the same as the average rate which prevailed for the period (XXXX for the six months to 31 March 2005).

(2)       “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by the Life Company:

i)     Non-interest income $XXX million ($XXX million MIS and $XXX million AASB 1038)

ii)           Operating expenses $XXX million (MIS)

iii)       Tax expense $XXX million (AASB 1038)

iv)         Net profit attributable to outside equity interests $XXX million (MIS)

6 months to 30 September 2004

$m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	1,749	413	29	230	36	(41)	2,416
Non-interest income	660	215	282	460	34	65	1,716
Net operating income	2,409	628	311	690	70	24	4,132
Operating expenses	(1,264)	(299)	(192)	(320)	(27)	87	(2,015)
Goodwill amortisation	(29)	(22)	(28)	(1)	—	—	(80)
Bad and doubtful debts	(169)	(17)	—	3	1	(25)	(207)
Profit from ordinary activities before income tax expense	947	290	91	372	44	86	1,830
Income tax expense	(286)	(97)	(25)	(109)	(13)	48	(482)
Net profit	661	193	66	263	31	134	1,348
Net profit attributable to outside equity interests	—	(1)	—	(2)	(2)	(29)	(34)
Net profit attributable to equity holders of WBC	661	192	66	261	29	105	1,314
Goodwill amortisation	29	22	28	1	—	—	80
Distributions on other equity instruments	—	—	—	—	—	(78)	(78)
2004 TPS revaluation	—	—	—	—	—	10	10
Cash earnings	690	214	94	262	29	37	1,326
Cash earnings (cents) per ordinary share							71.9

(1)       New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004). This rate is not the same as the average rate which prevailed for the period (1.1111 for the six months to September 2004).

(2)       “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by the Life Company:

i)               Non-interest income $49 million credit ($31 million MIS and $18 million AASB 1038)

ii)           Operating expenses $2 million debit (MIS)

iii)       Tax expense $18 million debit (AASB 1038)

iv)         Net profit attributable to outside equity interests $29 million debit (MIS)

6 months to 31 March 2004

$m	Business and Consumer Banking	New Zealand(1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Interest income	1,666	391	29	231	36	(14)	2,339
Non-interest income	630	200	274	343	33	59	1,539
Net operating income	2,296	591	303	574	69	45	3,878
Operating expenses	(1,201)	(289)	(185)	(242)	(24)	16	(1,925)
Goodwill amortisation	(29)	(21)	(33)	(1)	—	—	(84)
Bad debts	(171)	(20)	—	2	(3)	(15)	(207)
Profit from ordinary activities before income tax expense	895	261	85	333	42	46	1,662
Tax expense	(277)	(88)	(25)	(102)	(13)	74	(431)
Net profit	618	173	60	231	29	120	1,231
Net profit attributable to outside equity interests	—	(2)	—	(1)	(2)	(1)	(6)
Net profit attributable to equity holders of WBC	618	171	60	230	27	119	1,225
Goodwill amortisation	29	21	33	1	—	—	84
Distributions on other equity instruments	—	—	—	—	—	(76)	(76)
2004 TPS revaluation	—	—	—	—	—	—	—
Cash earnings	647	192	93	231	27	43	1,233
Cash earnings (cents) per ordinary share							66.7

1.             New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004). This rate is not the same as the average rate which prevailed for the period (1.1403 for the six months to 31 March 2004).

2.             “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by the Life Company:

i)             Non-interest income $17 million credit ($2 million MIS and $15 million AASB 1038)

ii)            Operating expenses $1 million debit (MIS)

iii)          Tax expense $15 million debit (AASB 1038)

v)            Net profit attributable to outside equity interests $1 million debit (MIS)

8.2                               NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO 4.3)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes; New Zealand Life Company and BTFG New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (XXX for 2005 and 1.1115 for 2004).  This rate is not the same as the average rate which is provided for the period (XXX for the six months to March 2005, 1.1111 for the six months to September 2004, 1.1403 for the six months to March 2004).

A$m	Half Year March 05	Half Year Sept 04	Half Year March 04	% Mov’t Sept 04- Mar 05	% Mov’t Mar 04- Mar 05
Net interest income		413	391
Non-interest income		215	200
Operating income		628	591
Operating expenses		(299)	(289)
Core earnings		329	302
Bad and doubtful debts		(17)	(20)
Operating profit before tax		312	282
Tax and outside equity interests		(98)	(90)
Cash earnings		214	192
Goodwill amortisation		(22)	(21)
Profit on operations		192	171

Economic profit		115	95
Expense to income ratio		47.6%	48.9%

	$bn	$bn	$bn
Deposits		17.4	15.8
Net loans		26.4	23.4
Total assets		27.9	24.4
Funds under management		2.3	3.0

9. EARNINGS RECONCILIATION	Interim Profit Announcement 2005

9.1                               HALF YEAR EARNINGS RECONCILIATION

6 months to 31 March 2005

$m	Reported Results	Epic(1)	Policyholder Tax Recoveries	Managed Investment Schemes	2004 TPS Revaluation	Adjusted Results
Net interest income
Non-interest income
Net operating income
Operating expenses
Goodwill amortisation
Underlying performance
Bad debts
Profit from ordinary activities before income tax
Tax expense
Net profit
Net profit attributable to outside equity interests
Net profit attributable to equity holders of WBC
Goodwill amortisation
Distribution on other equity interests
2004 TPS revaluation
Cash earnings

(1)                               Represents the reversal of the financial performance of Epic for the period 1 October 2004 to 14 December 2004.

6 months to 30 September 2004

$m	Reported Results	Epic(1)	Policyholder Tax Recoveries	Managed Investment Schemes	2004 TPS Revaluation	Adjusted Results
Net interest income	2,416	—	—	—	—	2,416
Non-interest income	1,716	(27)	(18)	(31)	14	1,654
Net operating income	4,132	(27)	(18)	(31)	14	4,070
Operating expenses	(2,015)	22	—	2	—	(1,991)
Goodwill amortisation	(80)	—	—	—	—	(80)
Underlying performance	2,037	(5)	(18)	(29)	14	1,999
Bad debts	(207)	—	—	—	—	(207)
Profit from ordinary activities before income tax	1,830	(5)	(18)	(29)	14	1,792
Tax expense	(482)	—	18	—	(4)	(468)
Net profit	1,348	(5)	—	(29)	10	1,324
Net profit attributable to outside equity interests	(34)	—	—	29	—	(5)
Net profit attributable to equity holders of WBC	1,314	(5)	—	—	10	1,319
Goodwill amortisation	80	—	—	—	—	80
Distribution on other equity interests	(78)	—	—	—	—	(78)
2004 TPS revaluation	10	—	—	—	(10)	—
Cash earnings	1,326	(5)	—	—	—	1,321

(1)                               Represents the reversal of the financial performance of Epic for the period 2 June 2004 to 30 September 2004.

6 months to 31 March 2004

$m	Reported Results	Epic	Policyholder Tax Recoveries	Managed Investment Schemes	2004 TPS Revaluation	Adjusted Results
Net interest income	2,339	—	—	—	—	2,339
Non-interest income	1,539	—	(15)	(2)	—	1,522
Net operating income	3,878	—	(15)	(2)	—	3,861
Operating expenses	(1,925)	—	—	1	—	(1,924)
Goodwill amortisation	(84)	—	—	—	—	(84)
Underlying performance	1,869	—	(15)	(1)	—	1,853
Bad debts	(207)	—	—	—	—	(207)
Profit from ordinary activities before income tax	1,662	—	(15)	(1)	—	1,646
Tax expense	(431)	—	15	—	—	(416)
Net profit	1,231	—	—	(1)	—	1,230
Net profit attributable to outside equity interests	(6)	—	—	1	—	(5)
Net profit attributable to equity holders of WBC	1,225	—	—	—	—	1,225
Goodwill amortisation	84	—	—	—	—	84
Distribution on other equity interests	(76)	—	—	—	—	(76)
2004 TPS revaluation	—	—	—	—	—	—
Cash earnings	1,233	—	—	—	—	1,233

10. ECONOMIC PROFIT	Interim Profit Announcement 2005

Economic profit is defined as cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Reconciliation of economic profit to net profit attributable to equity holders for the 6 months ended 31 March 2005

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)	Pacific Banking
Net profit attributable to equity holders
Goodwill amortisation
Distributions on hybrid securities
2004 TPS revaluation
Cash earnings
Franking benefit
Adjusted cash earnings
Average adjusted ordinary equity
Equity charge
Economic profit

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 30 September 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)	Pacific Banking
Net profit attributable to equity holders	1,314	661	261	192	66	29
Goodwill amortisation	80	29	1	22	28	—
Distributions on hybrid securities	(78)	—	—	—	—	—
2004 TPS revaluation	10	—	—	—	—	—
Cash earnings	1,326	690	262	214	94	29
Franking benefit	243	200	44	8	18	—
Adjusted cash earnings	1,569	890	306	222	112	29
Average adjusted ordinary equity	12,549	5,755	2,479	1,772	2,001	100
Equity charge	(729)	(345)	(149)	(107)	(119)	(6)
Economic profit	840	545	157	115	(7)	23

Reconciliation of economic profit to net profit attributable to equity holders for six months ended 31 March 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)	Pacific Banking
Net profit attributable to equity holders	1,225	618	230	171	60	27
Goodwill amortisation	84	29	1	21	33	—
Distributions on hybrid securities	(76)	—	—	—	—	—
2004 TPS revaluation	—	—	—	—	—	—
Cash earnings	1,233	647	231	192	93	27
Franking benefit	234	194	47	8	18	—
Adjusted cash earnings	1,467	841	278	200	111	27
Average adjusted ordinary equity	12,131	5,575	2,356	1,750	2,017	97
Equity charge	(704)	(335)	(142)	(105)	(122)	(5)
Economic profit	763	506	136	95	(11)	22

11. GLOSSARY	Interim Profit Announcement 2005

EARNINGS

Cash earnings

Net profit attributable to equity holders plus amortisation of goodwill minus distributions paid on hybrid equity. In addition, the impact of the hedge related to 2004 TPS is added back in the calculation of cash earnings.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders less distributions paid on hybrid equity divided by the weighted average number of fully paid ordinary shares.

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares.

Weighted average ordinary shares	Weighted average number of fully paid ordinary shares listed on the ASX as at 31 March 2005 plus weighted average number of New Zealand Class shares on issue.

Fully franked dividends per ordinary share (cents)	Dividend paid out of income which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by net profit attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by cash earnings.

Return on equity (ROE)	Net profit attributable to equity holders less dividends paid on hybrids divided by the average adjusted ordinary equity.

Cash ROE	Cash earnings divided by the average adjusted ordinary equity.

Economic profit	Cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders.

Average ordinary equity	Average total equity less average outside equity interests and average hybrid equity.

Average adjusted ordinary equity	Average ordinary equity, plus average accumulated goodwill amortisation, less the average interim dividend accrual net of the estimated dividend reinvestment.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include goodwill amortisation and bad and doubtful debt charges.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations and Other.

Full-time equivalent staff (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities net of impaired loans.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities & equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

CAPITAL ADEQUACY

Net capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by Risk Weighted Assets (RWA).

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by RWA.

ASSET QUALITY

Impaired Assets	Impaired assets, as defined by APRA can be classified into the following two categories:

Non-accrual assets: assets where income may no longer be accrued because reasonable doubt exists as to the collectability of principal and interest.

Restructured asset: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal, interest amounts due and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) relating to employee surveys. The closer the number is to ten, the greater the number of positive responses received.